Exhibit 16.1

September 19, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Critical Path, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Critical Path, Inc. dated September 15, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis to comment on the current status of the four material weaknesses disclosed in such Item 4.01 Form 8-K or any remedial actions taken with respect to the four material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP